Exhibit 3

Delaware Page I

The First State

r, JEFFREY W. BtJLLOCRt SECRETARY OF STATE OF THE STATE OF DELAWARE, DO CERTIFY ATTACHED IS -A TRUE AND CORRECT

COPY OF THE CERTIFICATE OF INCORPORATION OF "MICROCHANNEL

CORP. o , FILED IN THIS OFFICE ON THE TELF'1tH DAY OF JVLY, A * D.

2018, AT 12:38 0'CLOCK P,M.

A FILED copy OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE

SUSSEX COUNTY .RECORDER OF DEEDS.

6972391 8100Authentication: 203052183 20185630443 Date:

Yoo may verify this certificate online at corp,defaware.gav/authvecshtrn!

State of t)ehwate

Se€rctBiN of State

Division of Corporations

SR 2ftt85631399 file Number 6912400

CERTIFICATE OF INCORPORATION

OF

MCTC HOLDINGS, INC.

-c Delapore

t, the undersigned* being the original Incorporator herein named, for the purpose of forming a corporation under the Delaware General Corporation Caw, do herein statc:

FIRST

The name Of the Corporation is MCTC J+loldings, tne,

SECOND

The address of registeted office Of the C0QOmtion in the State of Delaxwre is; 16192 Highways Lewes, Delay,qte 9958 and name ofthe regisgrd agent to the Company in the State at such address is Harvard Business Inco County of Sussex.

THIRD

The purpose of the Corporatim is to engage in any lawtlll or activity for which e corporation may be organized under the Generat Corporation Law o?De laware.

FOURTH

The aggregate number of shares of stock which the Company shall have the authority to issue is thi*e hundred million (300.000n) share% consisting of two hundred ninety million shares of common stock* $0.0001 par (the "Comn10n Stock"), ten million shares of preferred stock, SO,OOOt pat value {the "Preferred Stock'f), The Board Of Directors is authorized to from qhe authorized shares of Preferred Stock, one or more Glasses or series of shares. to designate each such class and series. and fix the rights and preferences of each such clas of Preferred Stock; which ctoss or series shall -have such voting powers (full or limited or no voting powers), such preferences. relativei participating, optional or other special rights. and such qualifications. limitations Ot restrictions as shall be stated and expressed in the resolution or resolutions cxoviding for the issue of such clas or series Of Preferred Stock as may be adopted ftom time to time by the Board of Directocs prior to the issuance of any shares thereot Excep( as provided in the resolution or resolutions of the Board of Ditvctors creating any series o' Preferred Stock the shares of Commoti Stock shall have the exclusive right to vote •for the election and removal of directors end other purposes. each holder ofCommon Stock shall be •entitled to one vote for each shaæ .heid

FIFTH

The name and address of the incorporotor is Garry McHenry 1919 NW 19th Stteets Ft. Lauderdale, FL 3331 1,

SIXTH

"The Company shall be managed by the Board of Directors, •which shall exercise all pwer the laws of the Sta(e or Delaware, including without limitatiom the power to make. alter, or repeal the Companyts Bytaws.

shall be (i) fixed at not less than one and not greater than nine, (ii) initially fixed 4t three end (iii) thereafter be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority Of the total of autboriz«f diitctors (whether not 'there exist any vacancies in prevbusly authorized ditvctorships at the time any such resolution is presented the Board of Directors Cot adoption).

C. Subject to Ihe rights of the holders of any series of Preferred Stock then newfy created directorships 'tsulting from any increase in the authorizd number Of any vacancies on the Board of Directors from death, resignation. retirement, di"uafification or other cause (other •than from office by a vote Ofthe shareholders) -may be only by a majority vote of (he directors then in office les than quorum. so chosen shall hold office until the next meeting of No decrease in the numt*r of directors tyc Board of Ditectors shall shonen the term of any director,

D. Subject to thc rights of the holders of any of Preferred Stock then outSanding. any or the entire Board or may removed from office at any time, with cause but ooJy by the affirmative vote of the holders Of ai teas! a tmjority Of the voting power Of all Of the then shares of capital Mock Of the Corporation entitled to vote generally in the election of voiing together as a single class. 'Vacancies on the Board of Directors resulting fiom $uch may be filluj by ( '1) the at a meeting Of Ihe shareholders, by the vote Of the holders ofa nujority Of the shares entitled to vote at such meetings (2) by a majority of directors then in office, t}wugh than a quorum. Directors so chosen shall hold Office until the annual meeting Of shareholders.

SEVENTH

The Board or Directors is expresly empowered to adopt. amend or repeal bylaws of the

Any aoption, &netdment or of bylaws Of the Corpomtjon by the Board of Dftectors shall require •aproval ofa nujority of total number ofauthorird or not there exist any vacancies in previously directorships at the time any providing amendtnent or repeal is io the Board of Directors. though less than a quorum),

EIGHTH

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Jul i l 2018 10: a iPM Davis son nssocxates, Pfi pace '7

A director Of thig Corporation gholl not personally finble to the or its foe monetary damages fcc breach of fiduciaty duty director, except for liability (i) for any breach Of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith cr which involve intentional migonduct or a knowing violation Of law, (iii) under Seelior: 174 Of the Delaware General Corporation Law. or (W) for ony transaction from which the director an itTtPf*0rxr t*rsonal bencfit.

If the Corpraiion Law is færeafter to authorize the futther elimination or iimitatiott Ofthe liability Of a then the liability of a director orthe Corporation Stall be eliminated or limited to the fullest Füitted by the De!awate General Cot}nration Law, as so amended.

Any repeat or of the forgoing povisions of this Article EIGHTI by the of the •Corporation not adversly affect any right or polection of a diæctor of

Corporation existing at the time Of such repeal or modificatiom

NINTH

ne Corporation reserves the right to ayeænd or repeal any pcovisjon contained in this Certificate of Incorporation in the manner yescrit*d by the Of the State Of Delaware god all rights conferred shareholders ace subject to this rescwation; that. notwithstanding any other ofthis Cetificate Of Incorporation or any provision orlaw Which might permit a vote or no vote. but in addition to any vote holders orany class or series Of the Stock of this Corpotütion required by law or by this Certificate Of Incorporation. the affirmative vote of the holders of at least 66-213% of the voting power of all Of the then. outstanding sharu of tlE capital of the Corporation entitled to vote generally in the election of directors voting single clas shall reqviggd to amend or this Atlicle 'NINTH, Article SIXTH, SEVENTH or Article

IN WTNESS WHEREOF, fis Certificae has been signed by its duly authorized incorporator. Garry McHenry, on this 10th day ofJuly 20189

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